EXHIBIT 5.1

Tel Aviv, February 11, 2004

Verisity Ltd.

8-10 Ha’melacha Street,

Rosh Ha’ayin,

Israel

Re: Registration Statement on Form S-8 relating to 1,140,691 Ordinary Shares Par Value 0.01 NIS Per Share

Ladies and Gentlemen:

You have requested our opinion as special Israeli counsel for Verisity Ltd., an Israeli corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 11, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,140,691 Ordinary Shares par value 0.01 NIS per share of the Company (the “Shares”) under (i) the Axis Systems, Inc. 1997 Stock Plan (the “Plan”), and (ii) options granted by Axis Systems, Inc. not under the Plan to two individuals (the “Individual Options”), all of which were assumed by the Company in connection with the acquisition of Axis Systems, Inc. by the Company in February 2004.

We have examined a copy of the Registration Statement as well as copies of documents relating to the proceedings taken by you in connection with the assumption of the Plan and the Individual Options.

In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed.

As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that upon the issuance and sale of the Shares in the manner described in the Plan or pursuant to the Individual Options, as the case may be, and pursuant to the resolutions of the Company’s board of directors and subject to the receipt by the Company of the full payment therefor, the Shares will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Israel and are not admitted to practice in any other jurisdiction. The opinions set forth above are based on and subject to the Israeli Companies Law, 5759—1999.

The opinions set forth herein are given as of the date hereof and are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.

Copies of this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement.

Sincerely yours,

/s/ Ilan Lior

Ilan Lior, Adv. Salinger & Co., Advocates

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